For release:  May 3, 2007

Contact: Gerald Coggin, Sr. V.P. Investor Relations

Phone: (615) 890-2020

NHC reports first quarter earnings up 29.9%

MURFREESBORO, Tenn. -- National HealthCare Corporation (AMEX: NHC), today announced first quarter net income of $7,040,000 or 56 cents per basic share, compared to $5,420,000 or 44 cents per basic share in the first quarter of 2006, an increase of 29.9%.

Revenues increased to $146,504,000 compared to $136,951,000 for the same period a year earlier.

During the quarter, construction was completed on a 60 bed addition to our Parklane facility in Columbia, South Carolina.  Two hundred and ten beds have been newly constructed since April 1 of last year.

NHC provides services to 73 long-term health care centers with 9,129 beds. NHC also operates 30 homecare programs, six independent living centers and assisted living centers at 22 locations. NHC’s other services include managed care specialty medical units, Alzheimer’s units, hospice, and a rehabilitation services company. In order to understand in all material respects the financial condition, results of operations and cash flows of NHC, the investor must review our most recent Form 10-Q quarterly report, Form 10-K annual report and press releases which are available on our web site at www.NHCcare.com.

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the S.E.C., including Forms 8-K, 10-Q and 10-K, and include, among others, the following:  liabilities and other claims asserted against us, including claims related to the 2003 fire and patient care liabilities, as well as the resolution of current litigation; availability of insurance and assets for indemnification; national and local economic conditions; including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries, the ability of third parties for whom we have guaranteed debt to refinance certain short term debt obligations; and other factors referenced or incorporated by reference in the S.E.C. filings.  The risks included here are not exhaustive.  All forward-looking statements represent NHC’s best judgment as of the date of this release.

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NHC reports first quarter earnings up 29.9%

Condensed Statements of Income (unaudited)
(in thousands, except share and per share amounts)	Three Months Ended March 31,
	2007	2006
Revenues:
Net patient revenues	$133,480	$123,336
Other revenues	13,024	13,615
Net revenues	$146,504	$136,951

Costs and Expenses:
Salaries, wages and benefits	$79,174	$73,724
Other operating	41,828	40,269
Rent	10,523	10,292
Depreciation and amortization	3,756	3,414
Interest	276	277
Total costs and expenses	$135,557	$127,976

Income Before Income Taxes	10,947	8,975
Income Tax Provision	(3,907)	(3,555)
Net Income	$7,040	$5,420

Earnings Per Share:
Basic	$.56	$.44
Diluted	$.54	$.42

Weighted average common shares outstanding
Basic	12,526,231	12,281,862
Diluted	12,992,219	12,911,769

Balance Sheet Data (unaudited)	March 31,	December 31,
(in thousands)	2007	2006
Cash, restricted cash and marketable securities	$229,019	$219,246
Current assets	298,620	290,611
Total assets	487,297	471,477
Current liabilities	167,042	168,548
Deferred lease credits	5,755	6,058
Deferred revenue	28,163	25,762
Other long-term obligations	32,260	21,967
Stockholder’s capital	254,077	249,142

Selected Operating Statistics	Three Months Ended March 31,
	2007	2006
Per Diems:
Medicare	$352.12	$315.09
Medicaid	139.96	135.23
Private Pay and Other	201.10	193.41

Patient Days:
Medicare	99,491	90,427
Medicaid	274,544	285,692
Private Pay and Other	150,420	133,723
	524,455	509,842

Average Per Diem	$197.74	$182.39